Exhibit 2.1

SHARE SALE AGREEMENT

between

Carey Agri International Poland Sp. z o.o.,

Central European Distribution Corporation

and

Przedsiebiorstwo Handlowo Produkcyjne “DAKO” Sp. z o.o.,

Mirosław Sokalski

LANDWELL

WIERZBOWSKI i WSPÓLNICY

Warsaw, 16 April 2003

SHARE PURCHASE AGREEMENT

This share sale agreement (hereinafter: the “Agreement”) was signed on 16 April 2003 by and between:

1.	Carey Agri International Poland Sp. z o.o. with its registered office at ul. Bokserska 66A, 02-690 Warsaw, Poland, represented by William V. Carey, (hereinafter: “Carey Agri”),

2.	Central European Distribution Corporation with its registered office at 1343 Main Street, # 301, Sarasota, Florida 34236, USA, represented by William V. Carey, (hereinafter: “CEDC”), hereinafter jointly referred to as the “Buyers”.

The documents confirming authorisation of the Buyers to conclude this Agreement constitute Schedule 1 to this Agreement.

and

1.	Przedsiebiorstwo Handlowo Produkcyjne “DAKO” Sp. z o.o. with its registered office at ul. Grunwaldzka 4 in Stargard Szczecinski, Poland (KRS. No. 0000114750), represented by Mr. Wacław Dawidowicz (hereinafter: “DAKO Sp. z o.o.”)

2.	Mirosław Sokalski, domiciled: 75-685 Koszalin, ul. Kasztanowa 5, Poland (“Mr. Sokalski”), hereinafter jointly referred to as the “Sellers”.

The documents confirming authorisation of the Sellers to conclude this Agreement constitute Schedule 2 to this Agreement.

RECITALS

A.	The Sellers hold 2,641 shares in “DAKO-GALANT” Przedsiebiorstwo Handlowo Produkcyjne Sp. z o.o. with its registered office in Koszalin, at ul. Poprzeczna 11, 75-841 Koszalin, Poland, registered in the National Court Register of the District Court in Koszalin under KRS number 0000035408 (hereinafter: the “Company”).

B.	The Sellers agreed to sell to the Buyers and the Buyers agreed to purchase all the Sellers’ Shares in the Company upon the terms and conditions contemplated by this Agreement.

1.	DEFINITIONS

Unless the context provides otherwise, the following terms and expressions used in this Agreement and beginning with capitals shall have the following meaning:

“Parties”	–	shall mean Sellers and Buyers;

“Shares”	–

shall  mean 2,641 (two thousand six hundred forty one) shares in the Company, with a face value of PLN 500 each share, i.e. 1,159 shares in the Company held by Mr. Sokalski and 1,482 shares in the Company held by DAKO Sp. z o.o.;

SHARE PURCHASE AGREEMENT

“DAKO Shares”	- shall mean 1,482 (one thousand four hundred eighty two) shares in the Company held by DAKO Sp. z o.o.;

“Sokalski Shares”	- shall mean 1,159 shares in the Company held by Mr. Sokalski (one thousand one hundred fifty nine);

“Price”	- shall mean the aggregate purchase price for the Shares in the Company, as defined in clause 3 of this Agreement;

“CEDC Stock”

-  shall mean the shares (or depositary certificates representing the above shares) in Central European Distribution Corporation, a company listed on NASDAQ in the United States of America, the number and value of which are defined in clause 3.3. and 3.5.1. of this Agreement;

“Completion Date”	- shall mean 16 April 2003 on which the Sellers transfer the Shares to the Buyers;

“Company’s Real Property”

-  shall mean any real estate owned or perpetually usufruct by the Company prior to the Completion Date, including real estate at ul. Cukrowa 10c in Szczecin (No. KW 114771) and at Plac Słowianski 8 in Swinoujscie (No. KW 17785).

“Verification Period”	- shall mean 105 days period following the Completion Date.

2.	SALE AND PURCHASE

2.1.	The Sellers hereby sell the Shares to the Buyers and the Buyers hereby purchase the Shares from the Sellers, in the way that: Carey Agri purchases 1,077 DAKO Shares from DAKO Sp. z o.o. and 905 Sokalski Shares from Mr. Sokalski, while CEDC purchases 405 DAKO Shares from DAKO Sp. z o.o. and 254 Sokalski Shares from Mr. Sokalski.

2.2.	The Shares are transferred to the Buyers with all rights attached to them, free and clear of any and all liens, encumbrances, pledges and rights of third parties.

3.	PRICE FOR THE SHARES

3.1.	The aggregate Price for all the Shares shall amount to PLN 7,146,436.89 (seven million one hundred forty six thousand four hundred thirty six and 89/100).

3.2.	Subject to clause 4.1 and 4.2 below, PLN 5,154,671.23 (five million one hundred fifty four thousand six hundred seventy one and 23/100) out of the Price shall be paid by Carey Agri on 17 April 2003. The payment, considering corrections under 4.1 and 4.2 shall be effected by bank transfer in the following way:

3.2.1.	PLN 1,787,137.86 (one million seven hundred eighty seven thousand one hundred thirty seven and 86/100) shall be paid to the following bank account of

SHARE PURCHASE AGREEMENT

DAKO Sp. z o.o. Bank Pekao S.A. I O/Stargard nr 11001454-38579-2101-111-0;

3.2.2.	PLN 2,235,689.62 (two million two hundred thirty five thousand six hundred eighty nine and 62/100) shall be paid to the following bank account of Mr. Sokalski: Kredyt Bank S.A. I O/Koszalin nr 15001096-101090026612.

3.3.	Subject to clause 3.6 below, PLN 1,991,765.66 (one million nine hundred ninety one thousand seven hundred sixty five and 66/100) out of the Price shall be paid by CEDC in CEDC Stock.

3.4.	Subject to clause 3.6, 4.1 and 4.2 below, the Buyers shall make the payment mentioned in clause 3.2 and 3.3 to the Sellers in accordance with the table below:

	Form of payment	DAKO Sp. z o.o.		Mr. Sokalski		Total
		Value	Number of shares	Value	Number of shares	Value	Number of shares
CEDC	CEDC Stock	1 225 218,62	405	766 547,04	254	1 991 765,66	659

CAREY AGRI	Bank transfer	2 854 357,22		2 300 314,01		5 154 671,23
	To the Sellers’ bank accounts	1 787 137,86	1077	2 235 689,62	905	4 022 827,48	1982
	To the Company’s bank account	1 067 219,36		64 624,39		1 131 843,75
	Total	4 079 575,84	1482	3 066 861,05	1159	7 146 436,89	2641

3.5.	CEDC shall make the payments mentioned in clause 3.3 to the Sellers in accordance with the following rules:

3.5.1.	The number of CEDC Stock to be received by the Sellers shall be based on 120 days’ average CEDC share price before the Completion Date (i.e. USD 24.20), calculated upon the NBP average exchange rate published one day before the Completion Date (i.e. 3.9469). The above calculation gives 20,853 (twenty thousand eight hundred fifty three) CEDC Stock.

3.5.2.	Within 30 days from the Completion Date 20,853 of CEDC Stock (decreased by 10,000 of shares in CEDC), i.e. 10,853 (ten thousand eight hundred fifty three) of CEDC Stock shall be issued and delivered to DAKO Sp. z o.o. and Mr. Sokalski, in proportions resulting from the table included in clause 3.4. In result DAKO Sp. z o.o. shall receive 12,828 (twelve thousand eight hundred twenty eight) of CEDC Stock while Mr. Sokalski shall receive 8,025 (eight thousand twenty five) of CEDC Stock

SHARE PURCHASE AGREEMENT

3.6.	10,000 of CEDC Stock out of its total number of CEDC Stock (hereinafter: “Special Stock”) – resulting from calculation described in clause 3.5.1 – shall constitute security of duly performance of this Agreement by the Sellers. The Special Stock representing respective portion of the payment mentioned in clause 3.3 and calculated as in clause 3.5.1 shall be issued and delivered to DAKO Sp. z o.o. and Mr. Sokalski, in proportions resulting from the table included in clause 3.4., within 60 days following the Verification Period, provided that the Sellers duly performed their obligations under this Agreement.

3.7.	The Sellers undertake not to transfer or dispose of CEDC Stock or Special Stock prior to the lapse of a 12 months’ period following the Completion Date. The Sellers shall sign lock-up letters relating to the special Stock on 105th day following the Completion Date.

4.	PAYMENT FOR THE COMPANY’S REAL AND PRICE ADJUSTMENT

4.1.	Since the right of perpetual usufructary to the Company’s Real Property (as well as ownership of buildings located on them) was sold to DAKO Sp. z o.o. prior to the Completion Date, and due to the above sale DAKO Sp. z o.o. owes PLN 1,067,219.36 (one million sixty seven thousand two hundred ninety and 36/100) to the Company (hereinafter: the “Price for Real Property”), the Parties agree that the Price for the Real Property shall be paid to the Company directly by Carey Agri. DAKO Sp. z o.o. hereby authorises Carey Agri to pay the Price for Real Property to the Company. The above payment shall respectively decrease the transaction cash payment mentioned in clause 3.2 above to be transferred to DAKO Sp. z o.o. for DAKO Shares. The copy of the authorisation addressed to the Company to admit the Price for Real Property from Carey Agri constitutes Schedule 3 attached hereto.

4.2.	Since “GALANT Spisak i Sokalski” spólka jawna owes PLN 64,624.39 (sixty four thousand six hundred twenty four and 39/100) to the Company (hereinafter: the “GALANT’s Debt”), the Parties agree that the GALANT’s Debt shall be paid to the Company directly by Carey Agri. Mr. Sokalski, acting on behalf of “GALANT Spisak i Sokalski” spólka jawna hereby authorises Carey Agri to pay the GALANT’s Debt to the Company. The above payment shall respectively decrease the transaction cash payment mentioned in clause 3.2 above to be transferred to Mr. Sokalski for Sokalski Shares. The copy of the authorisation addressed to the Company to admit the Price for Real Property from Carey Agri constitutes Schedule 3A attached hereto.

4.3.	The receivables set forth in Schedule 21 paid by the Company’s debtors to its bank account:

-	by 15 June 2003 shall be reimbursed to the Sellers in 100% (in proportions resulting from the table included in clause 3.4.);

-	from 16 June 2003 to 15 October 2003 shall be reimbursed to the Sellers in 50% (in proportions resulting from the table included in clause 3.4.).

SHARE PURCHASE AGREEMENT

4.4.	On 15th of July 2003 another verification of the Company’s overdue receivables outstanding by over 90 days shall be effected. If on 15th of July 2003 there are any the Company’s overdue receivables outstanding by over 90 days or receivables, other than set forth in Schedule 21 (hereinafter: “New Receivables”), the Sellers shall pay back the value of the New Receivables to the Buyers.

4.5.	If within 45 days following 15 July 2003 the Company’s debtors shall pay the New Receivables, the Sellers shall reimburse them to the Buyers in full. The New Receivables, which shall be paid after the lapse of the above 45-days period shall be reimbursed by the Sellers to the Buyers in 50%.

4.6.	The amount of receivables due from the Company’s employees resulting from the listing made until 15 April 2003, shall be reimbursed by the Sellers to the Buyers by 31 July 2003. If the receivables due from the employees set forth in Schedule 22 and resulting from listing made until 15 April 2003, shall have been paid by the employees and credited to the Company’s bank account by 31 December 2003, they shall be reimbursed by the Buyers to the Sellers in full.

4.7.	The settlements between the Parties resulting from clauses 4.3-4.5 shall be effected by 30 October 2003. The Parties agree either to set off their mutual receivables or to respectively verify the number of the Special Stock due to the Sellers.

5.	COMPLETION DATE

5.1.	At the Completion Date the Parties shall take the following actions:

5.1.1.	the Sellers, shall deliver the Buyers the following resolutions adopted by the Shareholders Meeting of the Company the latest on the Completion Date:

-	resolution on dismissal the Company’s Management Board and

-	resolution on appointment of the new Management Board composed of:

a)     Mr. Wacław Dawidowicz – President of the Company’s Management Board;

b)     Mr. William Vernon Carey – Vice-President of the Company’s Management Board;

c)     Mr. Evangelos Evangelou – Member of the Company’s Management Board;

d)     Mr. Marek Jarosz – Member of the Company’s Management Board.

-	resolution on consent to the transaction contemplated by this Agreement;

-	resolution on amendments to the Company’s Articles of Association according to which the President or Vice-President of the Management Board may act solely to make statements on behalf of the Company while joint action of two members of the Management Board shall be required to act on behalf of the Company.

SHARE PURCHASE AGREEMENT

The above resolutions constitute Schedule 27 to this Agreement.

5.1.2.	The Sellers shall cause the Company to execute the following employment contracts:

-	the employment contract with Mr. Wacław Dawidowicz (attached as Schedule 4 hereto);

-	the employment contract with Mrs. Maria Jolanta Kowalczyk (attached as Schedule 5 hereto);

-	the employment contract with Mr. Mirosław Sokalski (attached as Schedule 6 hereto).

5.1.3.	The Buyers shall provide the Sellers with the Lock-up Letters relating to CEDC Stock (hereinafter: the “Lock-up Letters”), and the Sellers shall sign the Lock-up Letters and return them to the Buyers. The Lock-up Letters shall be attached hereto as Schedule 7.

5.1.4.	The Sellers shall deliver to the Buyers:

-	Mr. Lesław Spisak’s statement, with signature certified by notary public, in which he represents that the Company has no obligations towards him, except for payment of PLN 760,000 with interests in the amount of PLN 21,633 (hereinafter: “Mr. Spisak’s Statement”); Mr. Spisak’s Statement shall be attached hereto as Schedule 8;

-	a statement made by “GALANT Spisak i Sokalski” spółka jawna with signature certified by notary public, including (i) its waiver of any its claims against the Company, except for claims which may potentially arise under the existing lease agreements concluded with the Company and (ii) confirmation that Mr. Spisak and Sokalski subscribed for the shares in the Company individually and paid for them from their individual property (hereinafter: “GALANT’s Statement”); GALANT’s Statement shall be attached hereto as Schedule 9;

-	Mr. Sokalski’s wife consent to the sale of the Shares of Mr. Sokalski to the Buyers (hereinafter: “Mrs. Sokalski’s Statement”); Mrs. Sokalski’s Statement shall be attached hereto as Schedule 10;

-	certificates issued by a relevant tax office and the Social Security Office (ZUS) confirming that there are no outstanding tax or social security contributions to be paid by the Company; the above certificates shall be attached hereto as Schedule 11.

5.1.5.	DAKO Sp. z o.o. shall deliver to the Buyers resolution of the Shareholders’ Meeting of DAKO Sp. z o.o. containing consent to the sale of the Shares of DAKO to the Buyers; the above resolution shall be attached hereto as Schedule 12.

5.1.6.	The Sellers shall deliver to the Buyers documents confirming the sale of the Real Property in compliance with this Agreement. The above documents shall be attached hereto as Schedule 13.

5.1.7.	The Sellers shall provide the Buyers with the lease agreements concluded with the Company on the terms and conditions agreed by the Parties, the drafts of which constitute Schedule 14 hereto.

SHARE PURCHASE AGREEMENT

5.1.8.	On the basis of Article 187 § 1 of the Commercial Companies Code, the Buyers shall notify the Company of the purchase of the Shares.

5.1.9.	After completion of the actions mentioned in clauses 5.1.1.- 5.1.7. and signature of the Agreement, on 17 April 2003 Carey Agri shall transfer, by bank wire, the portion of the Price defined in clause 3.2, and adjusted in compliance with clause 4.1 to the Sellers. The above transfer shall be effected according to clause 3.2 and the table included in clause 3.4 to the Sellers’ respective bank accounts, and – according to clause 4.1 and 4.2 – to the account of the Company (Pekao S.A. I O/Stargard Szczecinski nr: 11001454-247854-2101-111-0) .

6.	ACTIONS TAKEN AFTER THE COMPLETION DATE

6.1.	Within 30 days following the Completion Date, CEDC shall deliver the CEDC Stocks to the Sellers as described in clause 3.5, while the Special Stock shall be delivered to the Sellers in compliance with the clause 3.6.

6.2.	The Parties confirm that there shall not be any dividend paid out to the Sellers for the year 2002 and 2003.

6.3.	The Sellers shall immediately replace the business names of companies or enterprises, in which they have or will have shares or an interest, if such business names contain the word “DAKO” or “GALANT”. The new business names shall not include the word “DAKO” or “GALANT”. The above changes shall be registered with respective registers by 31 December 2003. If all required registrations are not completed by the above date, the validity of the Lock-up Letters, mentioned in clause 5.1.3., shall be respectively prolonged.

6.4.	Promptly after the Completion Date the Shareholders Meeting of the Company shall amend the Articles of Association of the Company allowing appointment of the Management Board of the Company composed of:

a)	Mr. Wacław Dawidowicz – President of the Company’s Management Board;
b)	Mrs. Maria Jolanta Kowalczyk – Vice-President of the Company’s Management Board;
c)	Mr. William Vernon Carey – Member of the Company’s Management Board;
d)	Mr. Evangelos Evangelou – Member of the Company’s Management Board;
e)	Mr. Neil Crook – Member of the Company’s Management Board;
f)	Mr. Mirosław Sokalski – Member of the Company’s Management Board;
g)	Mr. Marek Jarosz – Member of the Company’s Management Board.

6.5.	Promptly after the registration of the amendment of the Articles of Association of the Company set forth in clause 6.4, the Shareholders Meeting of the Company shall appoint the Management Board of the Company composed of persons listed in the clause 6.4.

SHARE PURCHASE AGREEMENT

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1.	The Sellers hereby jointly and severally represent and warrant to the Buyers that each of the following representations and warranties is true, complete and accurate:

7.1.1.	The Company has been duly organized and validly exists under the laws of the Republic of Poland. The current uniform text of the Company’s Articles of Association constitutes Schedule 15 to this Agreement.

7.1.2.	The Shares have been duly created, issued and subscribed for by the Sellers. The Shares are fully paid and free and clear of any and all liens, encumbrances, pledges and rights of third parties. The Company’s share capital amounts to PLN 1,900,000 (one million nine hundred thousand) and is divided into 3,800 (three thousand eight hundred) shares of a face value of PLN 500 per share. Each share carries one vote at the Shareholders’ Meeting of the Company. A copy of the current share book signed by the Company’s Management Board is attached as Schedule 16 hereto.

7.1.3.	The Company’s shares held currently by Mr. Mirosław Sokalski, as well as the shares sold by Mr. Lesław Spisak to the Company did not constitute co-ownership of Mr. Mirosław Sokalski and Mr. Lesławe Spisak and did not constitute the property of “GALANT Spisak i Sokalski” spółka jawna. The Sellers have and shall have no claims against the Company in connection with the Shares, and they have fulfilled all obligations towards the Company in relation to the Shares.

7.1.4.	The Company’s shares are held by: DAKO Sp. z o.o. (1,482 shares), Mr. Mirosław Sokalski (1,159 shares), and the Company (1,159 shares acquired from Mr. Lesław Spisak in order to redeem them).

7.1.5.	The transfer of the Shares to the Buyers shall not give a legal reason to any third party to terminate or modify any agreements to which the Company is a party. As of the date of signing this Agreement the Sellers are unaware of any intent of their suppliers or customers to stop co-operation with the Company.

7.1.6.	The Sellers have the power and authority to sign this Agreement and execute the transaction contemplated herein. The execution of this Agreement and the performance of the obligations set forth herein have been duly authorized by the Sellers and will not result in violation of any law, decree or regulation, any contract to which either of the Sellers is a party, or by which it or its property may be bound, any judgment of any court, or any permit or approval of any governmental agency.

7.1.7.	This Agreement constitutes a valid and legally binding obligation of the Sellers, enforceable in accordance with its terms.

7.1.8.	The Company’s share capital was increased only once, up to PLN 1,900,000.00. The in-kind contributions paid in order to increase the Company’s share capital, have not constituted co-ownership of the Company’s shareholders. There are no claims of the Sellers or third parties connected with the Company’s shares and

SHARE PURCHASE AGREEMENT

increase in the Company’s share capital. The above increase in the Company’s share capital has been duly registered.

7.1.9.	All resolutions of the Company’s shareholders were validly and duly adopted and they are legally binding.

7.1.10.	The Company does not hold shares or interests in any other company or other business entity.

7.1.11.	The Company’s financial statements for the financial year ending on 31 December 2002 have been prepared in accordance with the Accounting Act and fairly present the standing and sales of the Company.

7.1.12.	The Company has all respective rights to trademarks: “DAKO-GALANT”, “DAKO” and “GALANT”. The above rights have been disclosed in trademarks’ register maintained by the Patent Office.

7.1.13.	The Company have duly filed all tax and social security contribution returns which should have been filed, including but not limited to those relating to corporate income tax and value added tax, and have paid all taxes including wage, tax and social security contributions which became due or assessed or will become due or will be assessed on or before the day of signing hereof. There is no outstanding tax or social security contribution to be paid by the Company or DAKO Sp. z o.o. or Mr. Sokalski or “GALANT Spisak i Sokałski” spółka jawna.

7.1.14.	The irregularities regarding VAT declarations and VAT payments identified by tax inspections performed in the Company in 2000-2002 were eliminated in accordance with the instruction included in the respective tax office decisions.

7.1.15.	Except for litigation before labour court, resulting from the Company’s employees’ claims, which value does not exceed PLN 6,000 (the list of the above litigation constitutes Schedule 24) and litigation where the Company is a plaintiff, the Company is not engaged in any legal, including civil, action or litigation and there are no proceedings (including judicial, arbitration, enforcement, taxation administrative, bankruptcy, arrangement with creditors’ proceedings) or investigations either pending against the Company or which should be expected by the Company.

7.1.16.	The Company did not conclude any loan agreements and has no bank loans, except for loans granted on the basis of: (i) the agreement for a bank loan No. 02/1089 concluded on 23 August 2002 with “BIG Bank Gdanski S.A.” (ii) the agreement for a bank loan No. 02/1091 concluded on 13 September 2002 with “BIG Bank Gdanski S.A.” (iii) the agreement for a bank loan concluded on 18 October 2002 by the Company, “Bank Handlowy w Warszawie S.A.”, and “Unicom Bols Group Sp. z o.o.” (so-called “pay-link”). The company duly fulfils all of its obligations under these agreements.

7.1.17.	The Company did not issue any other promissory notes then listed in Schedule 17 hereto.

SHARE PURCHASE AGREEMENT

7.1.18.	The Company did not conclude agreements for transfer of ownership as a security, except for those listed in Schedule 18 hereto.

7.1.19.	The Company did not conclude agreements for establishing a pledge by registration, except for those listed in Schedule 19 hereto.

7.1.20.	No proceedings have been initiated to enforce a pledge or any other security established on the Company’s assets. The Company enjoys full legal title to its assets, subject to restrictions resulting from Schedule 18 and 19.

7.1.21.	The agreements concluded by the Company are enforceable and legally binding. The list of lease agreements for the Company’s premises (currently performed) constitutes Schedule 20 to this Agreement.

7.1.22.	No request for declaration of bankruptcy or opening of arrangement proceedings has been filed in respect of the Company as or for compulsory management referred to in Article 1062 of the Code of Civil Procedure and no receiver referred to in Article 27 of the Act on Registered Pledge has been established in respect of the Company’s business.

7.1.23.	The following three licenses for selling alcohol were granted to the Company, and they are valid and did not expire:

-	a license granted by the Ministry of Trade for wholesale of alcoholic beverages containing more than 18% of alcohol, valid through 31 December 2003;

-	a license granted by the Marshall of the West-Pomerania Voivodship for wholesale of alcoholic beverages containing up to 4.5% of alcohol and for wholesale of beer, valid through 18 January 2005;

-	a license granted by the Marshall of West-Pomerania Voivodship for wholesale of alcoholic beverages containing from 4.5% to 18% of alcohol excluding beer; valid through 18 January 2005.

7.1.24.	The Company does not have any overdue payments to its employees.

7.1.25.	There is no litigation pending with former or current shareholders of the Company or members of the Company’s Management Board.

7.1.26.	The Company terminated the consortium agreement for establishing “Konsorcjum Alkohole Dystrybucja w Krakowie” concluded on 4 April 2002 (effective on 30 May 2003). Schedule 1 to the consortium agreement for establishing “Konsorcjum Alkohole Dystrybucja w Krakowie” concluded on 4 April 2002 has never been prepared and signed. The Sellers are not aware of any claims raised against the Company by the parties to the above agreement and there are no reasons for such claims to be raised in the future.

7.1.27.	Within 90 days prior to the conclusion of this Agreement the Company was not a party to any transaction of sale or purchase of fixed assets concluded with the entities in which the Sellers hold shares or interests, except for

SHARE PURCHASE AGREEMENT

transactions relating to means of transportation and the Company’s Real Property. The acquisition by the Company of means of transportation from the entities in which the Sellers hold shares or interests was effected on an arms’ length basis.

7.1.28.	The Company is not an owner, co-owner or perpetual usufructor of any real estate. The Company’s Real Property has been sold prior to the signature of this Agreement.

7.1.29.	Since 23 January 2003 the Company’s business has continued in the normal course of business, in consistence with the way the above business had been run during the period prior to the date of this Agreement. In particular, since 23 January 2003 the Company has not raised the employee’s salaries, acquired or disposed of any fixed assets with a value exceeding PLN 15,000.00 (except for sale of the Company’s Real Property).

7.1.30.	By 30 April 2003 the Sellers shall cause the sale of the Company’s non-transferable returnable packaging for the net price of PLN 28,000 (twenty eight thousand), which are stored in the Company’s warehouses. The Sellers shall promptly provide the Buyers with documents confirming completion of the above sale.

7.1.31.	The value of the Company’s overdue receivables outstanding by over 90 days amounts to PLN 1,666,000.08 (one million six hundred sixty six thousand and 8/100). The list of the above receivables constitutes Schedule 21 to this Agreement. The value of the Company’s receivables from the employees amounts to PLN 213,878.12 (two hundred thirteen thousand eight hundred seventy eight and 12/100) as of 30 March 2003. The list of the above receivables constitutes Schedule 22 to this Agreement.

7.1.32.	The Sellers have disclosed, to the Buyers, all information which is or may reasonably be regarded as material to an accurate appraisal of the business, the assets and liabilities, the net equity, the financial standing and sales and in general all the Company’s affairs.

7.2.	The Sellers acknowledge that the Buyers enter into this Agreement based on the assumption of full truth and accuracy of the above statements.

The Sellers hereby covenant and agree that they shall compensate the Buyers for and indemnify and hold the Buyers harmless against any and all liabilities and losses resulting from material breach of any of the Representations and Warranties (including but not limited to their incompleteness, incorrectness or inaccurateness) or material breach of other provisions of this Agreement by the Sellers. In order to avoid any doubts, the Parties agree that material breach shall mean the breach causing directly or indirectly damage or loss or obligation to pay by any of the Sellers and/or by the Company of an amount of at least PLN 5,000. In order to avoid any doubts, the Parties also agree that payment of the compensation to the Sellers and taking over of liability for the Sellers’ damages and losses shall be limited to the value of damages and losses suffered by the Sellers.

SHARE PURCHASE AGREEMENT

8.	REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The	Buyers hereby represent and warrant to the Sellers as follows:

8.1.	CEDC has been duly organized and validly exists under the laws of the State of Delaware and has the power and authority to execute the transaction contemplated herein;

8.2.	Carey Agri has been duly organized and validly exists under the laws of Poland and has the power and authority to execute the transaction contemplated herein;

8.3.	The execution of this Agreement and the performance of the obligations set forth herein have been duly authorized by the Buyers and will not result in violation of any law, decree or regulation, any contract to which either of the Buyers is a party, or by which it or its property may be bound, any judgment of any court, or any permit or approval of any governmental agency;

8.4.	This Agreement constitutes a valid and legally binding obligation of the Buyers, enforceable in accordance with its terms.

9.	INDEMNITY AND COVENANTS

9.1.	The Sellers shall, for an unlimited period of time, assume the liability and shall indemnify the Company and/or the Buyers for any payment of tax or debts resulting from any tax inspection or legal proceedings concerning the Company’s activity before the Completion Date.

9.2.	The Buyers undertake to take-over, from the Sellers, Mrs. Mariola Sokalski, Mr. Waclaw Dawidowicz and Mrs. Maria Jolanta Kowalczyk collaterals and guarantees granted by these persons to the Company (for the Company’s duties), securing the bank loans and receivables of the Company’s suppliers, within 90 days following the Competition Date. The Parties shall cooperate in order to fulfil the above obligation. The list of the above collaterals and guarantees shall be prepared within 14 days following the conclusion of the above Agreement.

9.3.	From 1 January 2004, the Sellers and companies or entities owned by any of the Sellers or in which any of the Sellers have any interest will not use or cease to use the trademark or word “Dako” or “Galant”. The copy of the certificate confirming registration of the trademark “Dako-Galant” in the Patent Office is attached as a Schedule 23 hereto.

9.4.	After the Completion Date the members of the Management Board of the Company shall be entitled to receive a fee for future results (“Bonus”), calculated accordingly to CEDC standard formula. The value of the Bonus and rules of its payment shall be specified in a separate agreement within 4 months from the Completion Date. Moreover, remuneration of Mrs. Maria Jolanta Kowalczyk and Mr. Miroslaw Sokalski shall be respectively adjusted to the amounts resulting from the Letter of Intent that had been signed by the Parties.

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9.5.	Each Party shall keep confidential all information contained in this Agreement by one year following its conclusion. The above undertaking shall not apply to any information which is currently publicly available or disclosure of which is required by mandatory provisions of laws or necessary for proper performance of this Agreement.

10.	NOTIFICATIONS

10.1.	All notices, statements and communications required or permitted under this Agreement shall be effectively given, if personally delivered or sent by a registered letter (return receipt requested) to the following address:

To the Buyers:

Carey Agri International Poland Sp. z o.o. and Central European Distribution Corporation

ul. Bokserska 66A,

02-690 Warszawa, Polska,

Fax: 22 455 18 10

Attention of Mr. William V. Carey.

To the Sellers:

Przedsiebiorstwo Handlowo Produkcyjne “DAKO” Sp. z o.o.

ul. Grunwaldzka 4,

73-110 Stargard Szczecinski,

Poland

Fax: 91 577 05 04 or 577 64 02

Attention of Mr. Waclaw Dawidowicz

or respectively

Mr. Miroslaw Sokalski

75-685 Koszalin

ul. Kasztanowa 5.

10.2.	The Parties undertake to notify promptly one another of the change of the address for correspondence. In the event of failure to notify of the change of address, all correspondence sent to the addresses indicated above shall be deemed delivered to the appropriate address.

11.	MISCELLANEOUS

11.1.	Any legal, financial and consulting expenses of the Sellers in relation to this Agreement shall be borne solely by the Sellers. The Buyers shall be responsible for their own expenses.

11.2.	The cost of the tax on civil law transactions being 1% of the Price shall be borne jointly by the Sellers and Buyers in equal parts.

11.3.	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Poland.

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11.4.	Any and all disputes arising in connection with this Agreement shall be settled by the Arbitration Court of the Polish Chamber of Commerce in accordance with its rules of proceedings. Arbitration proceedings shall be held in Warsaw and shall be conducted in Polish.

11.5.	This Agreement has been executed in four counterparts in Polish, two counterparts for the Sellers and two for the Buyers. The Parties shall promptly prepare English translation of the Agreement. The Polish language version shall constitute the basis for interpretation of this Agreement.

Schedules to the Agreement:

1. Documents confirming authorisation of the Buyers to conclude the Agreement;

2. Documents confirming authorisation of the Sellers to conclude the Agreement;

3. Authorisation;

3A. Authorisation to pay GALANT’s debt;

4. Employment contract with Mr. Wacław Dawidowicz;

5. Employment contract with Mrs. Maria Kowalczyk;

6. Employment contract with Mr. Miroslaw Sokalski;

7. Lock-up Letters;

8. Mr. Spisak’s Statement;

9. GALANT’s Statement;

10. Mrs. Sokalski’s Statement;

11. Certificates issued by a relevant tax office and the Social Security Office (ZUS);

12. Resolution of DAKO Sp. z o.o.’s shareholders;

13. Documents relating to the sale of the Company’s Real Property;

14. Lease agreements to be concluded;

15. Uniform text of the Articles of Association of the Company;

16. Copy of the share book;

17. List of promissory notes issued by the Company;

18. List of the Company’s agreements for transfer of ownership as a security;

19. List of the Company’s agreements for establishing a pledge by registration;

20. List of lease agreements currently executed;

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21. List of the Company’s overdue receivables outstanding by over 90 days;

22. List of receivables from employees;

23. Copy of a certificate regarding registration of the Trademark;

24. List of litigations before labour court;

25. List of reserves for receivables;

26. Resolutions mentioned in clause 5.1.1.

For the Buyers

Signed by: _______________________                      ________________________

For the Sellers

Signed by: _______________________                      ________________________